Exhibit 10.28
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
     This Confidential Separation Agreement and Release (“Agreement”) is entered into this 9th day of March, 2006, by and between Timothy E. Scronce (hereinafter “Employee”) and Ferrellgas, Inc. (“Company”).
W I T N E S S E T H
     WHEREAS, Employee has been employed by Company since on or about April, 2004;
     WHEREAS, Ferrellgas signed a document titled “Tim Scronce Confidential” on February 6, 2004, which purports to grant certain stock options and to provide bonuses to Employee in the event that his employment is terminated without cause;
     WHEREAS, Employee’s employment with Company terminated effective August 4, 2005 (the “Separation Date”); and
     WHEREAS, the parties desire to settle fully, finally, and on a confidential basis all matters between them arising, directly or indirectly, out of Employee’s association and employment with Company and all of its affiliates or the conclusion thereof, without any admission of liability and to establish certain rights and obligations between the parties after the Separation Date.
     NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by the parties as follows:
     1. Consideration. In full consideration of any claim, including, but not limited to any claim of Employee pursuant to the February 6, 2004 document described above, and as a material inducement to and in consideration for Employee entering into this Agreement, subject to the terms and conditions of this Agreement, Company agrees as follows: Company shall pay the lump sum of Six Hundred Ninety Thousand and 00/100 Dollars ($690,000.00), less applicable federal and state withholdings, which amount shall be payable within fifteen (15) days of the execution of this Agreement by the parties.
     2. No Other Entitlements. Except for the compensation, monies, expenses, and benefits expressly set forth in this Agreement, Employee acknowledges that he is not entitled to any other compensation, monies or benefits from the Company, including, but not limited to, additional compensation for accrued vacation or other time off, bonuses, commissions, severance, expenses, or other forms of compensation or benefits, repayments of debts, or reimbursements of expenses and Employee hereby releases the Company and its affiliates of and from any obligations to make any other payment or provide any other benefit, and Employee waives all rights to said payments or benefits.

     3. Other Agreements of Employee. In partial consideration for the payments and benefits described in Section 1 above, Employee agrees as follows:
          (a) Option Grantee Agreement. Employee affirms his Option Grantee Agreement dated September 13, 2004, and acknowledges: (i) the validity and enforceability of the Option Grantee Agreement, (ii) that he received consideration for entering the Option Grantee Agreement, and (iii) that the provisions of paragraphs 3-14, 16, 17, and 19 of the Option Grantee Agreement survived the termination of his employment and remain in effect.
          (b) Nondisparagement. Employee agrees that he will not contact or communicate with anyone, including media, any of the Company’s employees (former or current), vendors (former or current), competitors (former or current) or customers (former, current or prospective) regarding his employment or the Company, this Agreement, or his separation from the Company. Furthermore, Employee agrees that, except as required by law, Employee will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Released Parties (defined below). Employee will not disparage or seek to injure the reputation of the Released Parties. This obligation will include refraining from negative and/or untruthful statements about the Released Parties’ methods of doing business, the effectiveness of their business policies, and the quality of any of their services, products or personnel. This provision does not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence, and must of course respond truthfully, or to conduct otherwise protected by law.
     The Company agrees that it will not contact or communicate with anyone, including media, vendors (former or current), competitors (former or current), or customers (former, current or prospective) regarding Employee’s employment with the Company, this Agreement, or Employee’s separation from the Company. Furthermore, the Company agrees that, except as required by law, the Company will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Employee. The Company will not disparage or seek to injure the reputation of the Employee. This obligation will include refraining from negative and/or untruthful statements about the Employee’s methods of doing business, the effectiveness of the Employee’s business policies, and the quality of the Employee’s services, products or personnel. This provision does not apply on occasions when the Company is subpoenaed or ordered by a court or other governmental authority to testify or give evidence, and must of course, respond truthfully, or to conduct otherwise protected by law. The Company’s obligation under this subparagraph (b) is limited to the Executive Committee, Directors and Officers of the Company and its Blue Rhino division.
     The parties further agree that, in the event that they or their counsel are contacted by any media about the lawsuit, they will state that “The matter (or case, or suit) has been resolved,” and no more.
          (c) Assignment. Employee assigns to Company or its designee his entire right, title, and interest in and to any technical knowledge, data, formulations, processes, methods, drawings, designs, operating materials, manufacturing and quality control procedures, plans, models, plan and tool designs, raw material specifications, know-how, trade secrets, confidential information, inventions (unpatented and patented), works of authorship, copyrights, trademarks, trade dress, and any other proprietary rights developed, authored, or conceived by Employee, either solely or jointly with others, during his employment with the Company or any of its affiliates, that relates to the business of the Company or its affiliates.
          (d) Relief. In the event of a breach or threatened breach by either party of the provisions of this Section 3, the non-breaching party shall have and may exercise any and all other rights and remedies available to it at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the breaching party from committing such violation, and the breaching party hereby consents to the issuance of such injunction.
          (e) Reasonableness of Restrictions. The parties have each carefully read the provisions of this Section 3 and, having done so, agree that the restrictions set forth in this Section 3 and in the Option Grantee Agreement are fair and reasonable and are reasonably required for the protection of their interests.
          (f) Liquidated Damages. Any breach[es] by either party of any of the provision set forth in this Paragraph 3, including, but not limited to those agreements set forth in the Option Grantee Agreement, are stipulated to be a material breach of this Agreement and, in addition to the remedies set forth here, will entitle the non-breaching party to recover Thirty-Five Thousand Dollars ($35,000.00) as liquidated damages since: (1) the harm that will be caused by the breach of this provision is incapable of being estimated at the time of this agreement; and (2) the amount of the liquidated damages set forth herein is a reasonable forecast of just compensation and not a penalty.
     4. Confidentiality of Agreement. Except with the other party’s express prior written consent or as required by law, the parties shall keep any information relating to discussions leading up to this Agreement, the terms of this Agreement, and the existence of this Agreement strictly confidential, and shall not disclose this information to any person other than (i) in the case of the Employee, Employee’s immediate family and legal, tax and financial advisors who will agree to keep such matters confidential, and (ii) in the case of the Company, the Company’s legal, tax and financial advisors and its affiliates who will agree to keep such matters confidential. If required by law to produce a copy of this Agreement or to make such disclosure, the disclosing party shall give the other party prompt notice prior to such production or disclosure. Any breach by either party of this specific provision is stipulated to be a material breach of this Agreement and, in addition to the remedies set forth here, will entitle the non-breaching party to recover Thirty-Five Thousand Dollars ($35,000.00) as liquidated damages since: (1) the harm that will be caused by the breach of this provision is incapable of being estimated at the time of this agreement; and (2) the amount of the liquidated damages set forth herein is a reasonable forecast of just compensation and not a penalty.
     5. Covenant Not to Sue and Release.
          (a) By Employee. In consideration of the promises and covenants set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee, for himself and on behalf of his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, together with all present and former agents, shareholders, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them, (hereinafter collectively referred to as the “Released Parties”), from any and all complaints, claims, lawsuits, liabilities, obligations, or actions, of any nature whatsoever, known or unknown (hereinafter “Claim” or “Claims”), which Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties, including any and all claims asserted or which could have been asserted in the lawsuit, for losses, expenses, or damages of any kind (whether arising in tort, contract, by statute, or otherwise) resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred.
          Employee understands that by signing this Agreement and accepting the consideration described herein, he is waiving any right to pursue any claim against any of the Released Parties in any state or federal court for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Employee or his property resulting from any claimed violation of state or federal law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967, as amended, the Equal Pay Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Family and Medical Leave Act of 1993, and claims under any other federal, state and local laws, including any claims sounding in tort or contract, including but not limited to any claims arising from the document dated February 6, 2004, signed by James E. Ferrell.
          (b) By Company. In consideration of the promises and covenants set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and on behalf of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors, Executive Committee members, officers, directors, and assigns, in their corporate capacities, hereby irrevocably and unconditionally release, acquit, and forever discharge Employee from any and all claims, lawsuits, liabilities, obligations, or actions, of any nature whatsoever, known or unknown, which they now have, have had, or may hereafter claim to have had against Employee, including any and all claims asserted or which could have been asserted in the lawsuit, for losses, expenses, or damages of any kind (whether arising in tort, contract, by statute, or otherwise) resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred.
          (c) Each party acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Released Parties. Each party expressly waives and relinquishes all rights and benefits which he or it may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date either party executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties (in the case of Employee’s release) and Employee (in the case of the Company’s release), each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which the releasing party does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims, exclusive of a claim for breach of this Agreement.
          (d) The parties agree to dismiss the lawsuit styled Timothy E. Scronce v. Ferrellgas, Inc., Civil Action No. 1:05-CV-00967 in the United States Federal District Court for the Middle District of North Carolina, Greensboro Division, by submitting a Stipulation of Dismissal with Prejudice within 7 days after execution of this Agreement by the Company.
     6. Representations. Employee represents and warrants that he did not engage in any unlawful conduct or conduct that would be considered in breach of his fiduciary duty to the Company during his employment and that he is not aware of any liabilities to or potential claims by third parties arising out of or relating to his actions as an employee. Employee further represents and warrants that he is unaware of any activity or conduct, by anyone, including any Ferrellgas officer or employee, which he would consider illegal, or in violation of any fiduciary duty to Ferrellgas, including, but not limited to, any issues relating to the accounting practices, financial policies, trade practices or business practices of Ferrellgas. More specifically, without limitation, Employee represents and warrants to the best of his knowledge, as follows:
          (a) He has not concealed from Ferrellgas any financial and accounting records or related data necessary to produce an accurate financial statements.
          (b) There has been no fraud involving management or employees who have a significant role in Ferrellgas’ internal controls.
          (c) There has been no fraud or trade practice violations involving management and employees that could have a material effect on the financial statements.
          (d) There have been no violations or possible violation of laws or regulations whose effects should be considered for disclosure in Ferrellgas’ financial statements or as a basis for recording a loss contingency.
          (e) No property or records that are not otherwise publicly known, of Ferrellgas have been retained by Employee.
     7. Attorneys’ Fees. Each party agrees to indemnify the other from all claims, costs and expenses, including all attorneys’ fees, arising out of a breach of Sections 3-6 of this Agreement or any misrepresentation of fact made by either party which is contained in or made the basis of the Agreement.
     8. Return of Company Property. To the extent not previously returned, Employee will, within fifteen (15) days of execution of this Agreement by the parties, return to the Company all property of the Company, including, without limitation, all reports, files, memoranda, records, software, credit cards, card-key passes, door, file, vehicle and other keys, computers, computer access codes, disks and instructional manuals, calculators and other physical or personal property which have been provided for his use in connection with his employment with the Company.
     9. Cooperation. Employee agrees to reasonably cooperate with the Company, at a mutually convenient time and place, in assisting in the defense or prosecution of any existing or future charges, claims, demands, complaints or lawsuits filed against the Company, any of its related companies or subsidiaries or parent company that involve facts or decisions in which he had input or knowledge. Employee also agrees to reasonably cooperate with the Company by answering question regarding his former areas of responsibility and providing assistance to ensure the proper transition of his job duties to his successor. In addition, Employee agrees to provide reasonable assistance to the Company, including executing such further documents and taking such other steps as may reasonably be required to allow the Company to perfect, protect and enforce its rights hereunder. All cooperation and assistance to be provided by Employee under this Section 9 shall be at the Company’s cost and expense, including attorneys’ fees, but for no additional consideration.
     10. Notice to Consult with an Attorney. Employee is advised by the Company that this Agreement affects important rights, and includes a release of any and all claims arising out of any alleged violation of Employee’s rights while employed with the Company or its affiliates, including, but not limited to, any claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. Because this Agreement affects important rights, Employee is advised to consult with an attorney prior to executing this Agreement.
     11. Consideration Period. Employee is advised that he has twenty-one (21) days from the date he receives this Agreement to fully review and consider whether or not he wishes to agree to all the terms and conditions of this Agreement and to advise the Company of the same. Employee may take as much of that time as he wishes before signing. In the event Employee executes this Agreement before that time, Employee certifies, by such execution, that he knowingly and voluntarily waived the right to the full twenty-one (21) days, for reasons personal to him, with no pressure by any representative of the Company to do so. If Employee decides to accept the benefits offered herein, he must sign this agreement and return it to Kenneth A. Heinz at the Company within two (2) business days following the expiration of the twenty-one (21) days.
     12. Revocation. Employee is advised that should he sign this Agreement, accepting its terms and conditions, he will have a period of seven (7) days from the date of his acceptance to change his mind and revoke this Agreement. If Employee decides to revoke this Agreement, then he should deliver written notice to Kenneth A. Heinz at the Company within such 7-day period. The other terms and conditions contained herein will not be enforceable by the parties hereto until the expiration of this seven (7) day period (the date after the expiration of this period to be the “Effective Date”).
     13. No Admission of Liability or Wrongdoing. This Agreement will not be used or construed by any person or entity as an admission of liability or finding that either party’s rights were in any way violated by the other, and this Agreement may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of either party. The parties understand and agree that the consideration received herein is accepted by them as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment or providing of such consideration is not an admission of liability by either party.
     14. Entire Agreement. Except as provided herein, this Agreement contains and comprises the entire agreement and understanding of the parties with respect to the subject matter, specifically including any terms and conditions of employment or the termination of employment, and there are no agreements or understandings other than those contained herein. Except as otherwise provided herein, this Agreement supersedes in all respects any prior or other agreement or other understanding between Employee and the Company regarding the subject matter herein, including, but not limited to, the February 6, 2004 document signed by James E. Ferrell.
     15. Successors. The Agreement shall be binding upon and inure to the benefit of Employee, his assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Employee may not assign any of his rights or delegate any of his duties under the Agreement.
     16. Modifications. The Agreement is intended to be a binding contract between the parties. No change, modification, termination or attempted waiver of any of the provisions of the Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.
     17. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).
     18. KNOWING AND VOLUNTARY AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY FULLY AND COMPLETELY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT AND HAVE VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL RELEASES OF CLAIMS THEY MAY HAVE AGAINST THE OTHER, IN EXCHANGE FOR VALUABLE CONSIDERATION.
     IN WITNESS WHEREOF, the parties have hereto executed this Agreement this the 9th day of March, 2006.

READ CAREFULLY BEFORE SIGNING EMPLOYEE:
/s/ Timothy E. Scronce
Timothy E. Scronce

FERRELLGAS, INC.:
By:	/s/ Kenneth A. Heinz
Name:	Kenneth A. Heinz
Title:	Senior Vice President, Corporate Development